Exhibit 99.3

Cox Communications
Announces Final
Election Results for
TCA Acquisition

8/20/99

ATLANTA - Cox Communications, Inc. (NYSE: COX) today announced the final election results for TCA Cable TV shareholders in connection with Cox's acquisition of TCA finalized last week. The three election options for each TCA shareholder were as follows:

1.  0.7418 of a share of Cox Class A common stock and $31.25 in cash

2.  1.4836 shares of Cox Class A common stock

3.  $62.50 in cash

TCA shareholders choosing option one or two will receive their election. TCA shareholders choosing option three will receive approximately 0.4620 of a share of Cox Class A common stock and $43.04 in cash. TCA shareholders should expect to receive transmittal instructions from the exchange agent, First Chicago Trust Company, by August 31, 1999.

Following the close of pending acquisitions, Cox will serve approximately 6 million customers nationwide, making it the nation's fifth largest cable company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; local and long distance telephone services under the Cox Cable Digital Telephone brand; high-speed Internet access via Cox@Home; advanced digital video programming services under the Cox Digital Cable brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.



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Contact Mark Major for more information.